Exhibit 10.5

F3 Platform Biologics, Inc.

Scientific Advisory Board Agreement

This Scientific Advisory Board Agreement (this “Agreement”), effective as of [Date] (the “Effective Date”), is made between F3 Platform Biologics, Inc., a Delaware corporation (the “Company”), and [Name] (“Advisor”).

Recitals

Whereas, Advisor is involved in and possesses significant expertise and skill in fields of particular interest to the Company as further detailed in this Agreement; and

Whereas, the Company desires to retain the services of Advisor as a member of the Company’s Scientific Advisory Board (the “SAB”), and Advisor desires to provide such services to the Company, in accordance with the terms and conditions of this Agreement.

Now, Therefore, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Agreement

1.            Advisor’s Duties and Services; Meetings.

(a)          Duties and Services. Advisor will (i) provide consultation, advice, and counsel to the Company concerning the Field (as defined in Exhibit A) and (ii) perform the Duties and provide the Services (as defined in Exhibit A) for the benefit of the Company. Advisor shall devote such time and energies as reasonably necessary to fulfill Advisor’s Duties, Services, and other obligations hereunder. Advisor shall not, during the Term of this Agreement, enter into any consulting, advisory, or other similar relationship with any other party and shall not found, or otherwise hold an equity interest n, any other business entity working in the Field (other than as a shareholder of less than 2% of the stock of a publicly traded entity, provided that Advisor exercises no operational or strategic control over such entity), unless Advisor receives the prior written approval from the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld or delayed.

(c)          Meetings. The SAB will meet in person at least one (1) time per year, and the meeting is expected to include a half-day working session, a same-day business dinner, and a next-day morning business session through lunch. Meetings shall be held in Atlanta, Georgia or another location chosen by the Company. The Company will provide Advisor with reasonable advance notice of any SAB meetings and may substitute individual meetings in lieu of a meeting of the entire SAB.

2.            Compensation and Expense Reimbursement.

(a)          Compensation. The Company will compensate Advisor for the Duties and Services rendered by Advisor to the Company as set forth in Exhibit B.

(b)          Expense Reimbursement. The Company shall reimburse Advisor for (i) Advisor’s reasonable, appropriate, and pre-approved out-of-pocket expenses incurred in connection with SAB meeting attendance, and (ii) other reasonable, appropriate, and pre-approved out-of-pocket expenses directly related to the Advisor’s Duties and Services. Advisor shall provide to the Company an itemized expense statement for such reimbursable expenses, and payments shall be made by the Company within 30 days of receipt. Advisor will cooperate with the expense procedures of the Company then in effect in order to receive reimbursement.

3.            Term; Termination.

(a)          The term of this Agreement will begin on the Effective Date and will end on the third anniversary thereof or upon earlier termination as provided below (the “Term”).

(b)           In addition to termination upon expiration, either party may terminate the Agreement at any time for any reason upon ninety (90) days prior written notice; provided that the Company may terminate this Agreement at any time (i) for Cause, (ii) if Advisor shall be unable to discharge Advisor’s duties hereunder by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted for a period of not less than nine months in any eighteen month period, or (iii) upon the Advisor’s death. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by of material failure by the Advisor to perform the Duties and Services as requested the Company and its officers, employees, or designated agents, (b) Advisor’s intentional or reckless disregard of the rules or policies of the Company made known to Advisor, or material breach of any agreement with the Company (including this Agreement), (c) a good faith finding by the Company’s officers of material dishonesty, gross negligence, material misconduct or fraud on the part of the Advisor, or (d) the conviction of the Advisor of, or the entry of a pleading of guilty or nolo contendere by the Advisor to, any crime involving moral turpitude or any felony; provided that, in the case of clauses (a) or (b) above, the Advisor shall be given written notice of such failure and a period of fifteen (15) business days to remedy such failure, with the determination as to whether such remedy has occurred to be made solely by the Company’s Chief Executive Officer, acting in good faith and exercising reasonable judgement.

4.            Noncompetition.

(a)          During the term of this Agreement and for a period of one (1) year commencing on the expiration or termination (if earlier) of this Agreement, Advisor agrees that Advisor will not perform consulting or research services in the Field, which competes with the Company (as an employee, consultant, or otherwise) for any other commercial entity, or found or otherwise hold an equity interest in any other business entity in the Field (other than as a shareholder of less than 2% of the stock of a publicly-traded entity, provided that Advisor exercise no operational or strategic control over such entity) unless Advisor obtains prior written approval from the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld or delayed.

(b)          During the term of this Agreement and for a period of one (1) year commencing on the expiration or termination (if earlier) of this Agreement, Advisor will not solicit, entice, persuade, or induce any individual who is then, or has been within the preceding six-month period, an employee or consultant of the Company or any of its subsidiaries or affiliates to terminate his or her employment or consulting relationship with the Company or any of its subsidiaries or affiliates or to become employed by or enter into contractual relations with any other individual or entity, and the Advisor shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity. The term “affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, is controlled or is controlled by, or is under common control of the Company.

(c)          Since a breach of the provisions of this Section 4 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. Advisor agrees that the provisions of this Section 4 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 4 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form, such restriction shall then be enforceable in the manner contemplated hereby.

(d)          The provisions of this Section 4 shall survive any termination or expiration of this Agreement.

5.            Confidential Information.

(a)          Advisor acknowledges that the Company and its affiliates and subsidiaries have, at considerable expense, purchased and developed valuable goodwill, going concern value, customer and client relationships, and confidential information that are valuable property rights of the Company, and that Advisor’s position with the Company is such that Advisor will have access to and knowledge concerning such matters, which, if used other than for the benefit of the Company, could significantly injure the Company. The Company also acknowledges that Advisor’s employment and activities outside of the Company is such that Advisor may have access to and knowledge concerning matters pertaining to other companies and properties which the Company considers to be confidential for its own employees but which Advisor obtains from independent sources outside of the Company. It is not the Company’s intention that Advisor’s Duties and Services to the Company prevent Advisor from obtaining or using such independently-obtained information (other than Company-specific information, Company Proprietary Information, or trade secrets). Accordingly, and in consideration of the mutual promises contained herein, and in order to protect the goodwill, going concern value, customer and client relationships, and confidential information of the Company, Advisor agrees to the covenants set forth below.

(b)          As the result of Advisor’s engagement as a member of the Company’s SAB, Advisor has access to certain valuable, highly confidential, privileged, and proprietary information related to the Company and its business, conduct, and affairs, including, without limitation, information pertaining to confidential business plans and strategies, intellectual property, know how, trade secrets, inventions, files and information, employee personnel files, budgets, forecasts, financial reports and projections, and sales, operating, marketing and business plans, and other information regarded by the Company as proprietary and confidential information, including the Company’s Proprietary Information (as defined below) (collectively, the “Confidential Information”). Confidential Information shall not include any information or material to the extent that such information or material is filed with any governmental agency on a non-confidential basis or is or becomes generally available to the public, other than as a result of a wrongful disclosure by (i) Advisor or (ii) any person bound by a duty of confidentiality or similar duty owed to the Company or its affiliates or subsidiaries. In addition, Confidential Information shall not include any information or material pertaining to other companies, service providers, or properties not owned by, operated by, or affiliated with, the Company, which Advisor obtains from other sources.

(c)          During the Restrictive Period (as defined below), Advisor will keep and hold all Confidential Information in strict confidence and trust, and shall not, in any fashion, form, or manner, either directly or indirectly, without the prior written consent of the Company: (i) communicate, divulge, disclose, furnish, or make accessible to any third person, company or other person or entity, whether or not in competition with the Company and whether or not for pecuniary gain, any aspect of the Confidential Information; or (ii) reproduce, recreate, or use any Confidential Information, except in connection with performing Advisor’s Duties or Services for the Company. To the extent that any Confidential Information qualifies as a trade secret under applicable law, Advisor’s obligations under this Section shall remain in effect for as long as such information retains its status as a trade secret. Anything herein to the contrary notwithstanding, Advisor shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order, or other legal process; provided, however, that in the event disclosure is required by law, Advisor shall first provide the Company with prompt notice of such requirement in time to permit the Company to seek an appropriate protective order or other similar protection before any such disclosure by Advisor. Advisor shall return all Confidential Information to the Company before or at termination of Advisor under this Agreement. The provisions of this Section 5 shall survive the expiration or termination of this Agreement.

(d)          As used herein, the term “Restrictive Period” shall mean the period beginning on the Effective Date of this Agreement and ending on the fifth (5th) anniversary of the termination of this Agreement, regardless of the reason for such termination.

6.            Intellectual Property Rights. Advisor acknowledges that all patent, patent applications, inventions, technological innovations, trademark, copyright, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, and other intellectual property rights in the products, inventions, and technology of Company, whether patentable or not, which Advisor may conceive or reduce to practice or author in the performance of Advisor’s Duties and Services to the Company under this Agreement (“Company’s Proprietary Information”), and all written or published material relevant thereto belong to and will remain the sole property of the Company, including any improvements or enhancements thereto, however generated. Nothing in this Agreement shall be construed as granting Advisor any rights under any of the Company’s Proprietary Information, nor shall this Agreement grant Advisor any rights in or to the Company’s Proprietary Information, except the limited right to use the Company’s Proprietary Information solely in connection with Advisor’s Duties and Services. As soon as Advisor conceives of, reduces to practice, or authors any Company Proprietary Information or derivative thereof (an “Invention”), Advisor agrees immediately to communicate such fact in writing to the Company, and, forthwith upon request of the Company, Advisor shall assist in the execution of all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order to (a) vest in the Company all Advisor’s right, title, and interest in and to Inventions that are the sole property of the Company, and (b) if patentable or copyrightable, to obtain at Company expense patents or copyrights (including extensions and renewals) thereof in any countries in such name as the Company shall determine.

7.            Enforcement; Remedies. Advisor acknowledges and agrees that any breach of any of the covenants contained in Sections 4, 5, or 6 hereof (the “Protective Covenants”) by Advisor will cause irreparable damage to the Company or one or more of its affiliates or subsidiaries, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Advisor agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security (which requirement is hereby expressly waived by Advisor), to enforce or prevent any violation of any of the Protective Covenants by Advisor. The prevailing party shall also be entitled to recover from the other party its costs and attorneys’ fees incurred in connection with any action to enforce the Protective Covenants.

8.            Arbitration; Mutual Waiver of Jury Trial Regarding Sections 4, 5, and 6. Except with respect to controversies or claims arising under Sections 4, 5, or 6 hereof, Advisor and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in the State of Delaware in accordance with the rules of the American Arbitration Association in effect at the time such arbitration is conducted, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys’ fees and expenses) of any such arbitration. Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert person, the parties desire that any claim or controversy arising under Sections 4, 5, or 6 hereof be resolved by a judge applying applicable laws. Each party to this agreement hereby waives all rights to trial by jury in any action, suit, or proceeding brought to resolve any such claim or controversy between the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to Sections 4, 5, or 6 of this agreement.

9.            Indemnification. The Company shall indemnify defend and hold Advisor harmless from and against any and all claims, damages, losses, and expenses (including reasonable attorneys’ fees) arising out of or related to Advisor’s membership on the SAB and the provision of the Services to the Company, including in connection with any action, suit, proceeding, or any alternative dispute resolution mechanism, whether civil, criminal, administrative, or investigative, by reason of the fact that Advisor is or was performing Services under this Agreement on behalf of the Company, or any subsidiary of the Company, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Advisor in connection with such action, suit, or proceeding. The indemnity contained in this Section 9 shall not apply to the gross negligence or willful misconduct of the Advisor.

10.          General Provisions.

(a)          Relationship of the Parties. Advisor acknowledges that Advisor is an independent contractors, and this Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the parties or as imposing any employment or partnership obligation or liability on either party. Neither party shall have the authority to create or assume any obligation, express or implied, on behalf of the other party. As an independent contractor, Advisor acknowledges that Advisor is not entitled to participate in or receive any benefit or right offered to employees of the Company under any employee benefit plan, including, without limitation, medical and health insurance. Advisor further acknowledges that the Company will not withhold taxes on any amounts paid to Advisor hereunder and that Consultant is responsible for all tax withholding, social security, unemployment insurance, and any other similar payments.

(b)          Use of Name. The Company may disclose that Advisor is a member of the Company’s SAB, using such specific wording in compliance with this provision as it deems appropriate. Advisor will work with the Company to develop an approved curriculum vitae, bio, or series of bios to describe Advisor’s background, which may be used by the Company in its sole discretion in the course of describing Advisor’s connection with the Company. Any other written or recorded use of the name of Advisor shall require the prior review and approval of Advisor. Also, all use of the name of Advisor shall cease upon the termination or expiration of this Agreement, except as otherwise required by law or approved in writing by Advisor.

(c)          No Conflict: Valid and Binding. Each party represents and warrants that neither the execution of this Agreement nor the performance of their obligations hereunder will result in a violation or breach of any other agreement or obligation by which the party is bound. The Company further represents and warrants that this Agreement has been duly authorized and upon execution shall be a legally binding obligation of the Company.

(d)          No Assignment; Survival. This Agreement may not be assigned, and any attempted assignment shall be void. The following provisions shall survive termination of this Agreement: Sections 4, 5, 6, 7, 8, 9 and 10.

(e)          Governing Law; Forum. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of laws, provisions, or rules that would cause the application of laws of any jurisdiction other than the State of Delaware. Any legal action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit, or proceeding, such legal action, suit, or proceeding shall be brought in the federal courts of the United States located in the State of Delaware. By executing and delivering this Agreement, the parties irrevocably: (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections that such party may now or hereafter have to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such action in any such court may be made by registered or certified mail, return receipt requested, to such party at the address provided below; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such action in any such court, and otherwise constitutes effective and binding service in every respect.

(f)           Miscellaneous; Entire Agreement. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, that provision shall be limited or eliminated, and this Agreement shall otherwise remain in full force and effect. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. No waiver or modification of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver.

(g)          Academic Responsibility. It is recognized that as a member of the faculty or professional staff of [insert applicable school(s) or institution(s)] (the “Institute”), Advisor is responsible for a variety of duties at the Institute and is subject to all requirements of the Institute’s policies on conflicts of interest and other rules and regulations applicable to Advisor (the “Standard Provisions”), which requirements may constrain in one or more aspects the Advisor’s performance of Advisor’s Duties and Services hereunder. Company acknowledges that Advisor is an employee of the Institute with pre-existing obligations to the Institute. Company further acknowledges and agrees that nothing contained in this Agreement shall affect or prevent the Advisor from fulfilling Advisor’s obligations and responsibilities to the Institute, including engaging in activities as part of the course and scope of Advisor’s employment with the Institute.

(h)          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, including by facsimile and by “portable document format” (“pdf”) or electronic signatures, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or pdf shall be as effective as delivery of a manually executed counterpart of this Agreement and shall be given full legal effect in accordance with the Uniform Electronic Transactions Act.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Company: F3 Platform Biologics, Inc.		Advisor: [Name]

By:		By:

Name:	Jonathan D. Rosen	Name:

Title:	Chief Executive Officer
Personal Address:

EXHIBIT A

ADVISOR’S DUTIES, SERVICES, AND RESPONSIBILITIES

“Field” shall mean to assist the Company in the discovery, development, and commercialization of novel, practical biotechnology for human use, specifically the research and clinical development of amifostine for new indications, a compound previously approved by the U.S. Food and Drug Administration for indications related to the prevention of side effects related to cancer and radiation therapy.

“Duties” shall mean Advisor’s duties and obligations to: (i) serve on the SAB and use reasonable efforts to attend SAB meetings as requested from time-to-time by the Company’s officers (oftentimes via telephone and or Webex but at least one in person meeting per year); (ii) use reasonable efforts to render advice, recommendations, consultation, and guidance to the Company and its officers, employees, and designated agents, on an as-needed, “on-call” basis, on issues discussed at SAB meetings and issues related to the Company’s goals and strategy, including issues related to or arising in the Field; and (iii) provide and perform the Services to the Company.

“Services” shall mean: (i) providing insights and advice to the Company based on Advisor’s scientific training, expertise, experience, and background relating to the Field, including strategic scientific guidance regarding product and technology development programs involving amifostine; (ii) consulting with the Company with respect to business development activities; (iii) referring scientific information to the Company as appropriate and advice regarding clinical trials; (iv) active participation in the recruiting of the Company’s principal research and development personnel, advisors, and SAB members and providing contacts within the scientific community; (v) providing ideas and concepts for new product areas and recommendations on future scientific directions; (vi) attendance at outside meetings and participation in telephone discussions, including business development meetings; (vi) identifying potential gaps that can put the Company’s growth prospects or longevity at risk

EXHIBIT B

COMPENSATION

[Number] shares of stock in the Company, subject in all respects to the terms and conditions of the Scientific Advisory Board Share Agreement, which is incorporated herein by reference.